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                                                                    EXHIBIT 20.2
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[LOGO OF PYRAMID TECHNOLOGY                       Pyramid Technology Corporation
APPEARS HERE]                                     3860 N. First Street
                                                  San Jose, CA 95134-1702

                                                  408-428-9000



                                                                January 27, 1995

Dear Stockholder:

  As you may be aware, on January 20, 1995, Pyramid Technology Corporation ("Pyramid") entered into a merger agreement with Siemens Nixdorf Informationssysteme AG ("SNI AG") and its indirect wholly owned subsidiary, Siemens Nixdorf Mid-Range Acquisition Corp. ("Purchaser"), pursuant to which Purchaser agreed to commence as promptly as practicable a tender offer for Pyramid Common Stock for a cash price of $16.00 per share. The agreement provides that, following completion of the tender offer, SNI AG will cause the Purchaser to merge into Pyramid and any Pyramid shares that are not acquired through the tender offer will be converted in the merger into the right to receive the same consideration as is paid in the tender offer.

  YOUR BOARD HAS DETERMINED THAT THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS (OTHER THAN SNI AG AND ITS AFFILIATES). THE BOARD RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER YOUR SHARES PURSUANT TO THE OFFER.

  In arriving at its recommendation, the Board gave careful consideration to a number of factors as described in the enclosed Schedule 14D-9, including the opinion of Smith Barney Inc., Pyramid's financial advisor, that the consideration to be received by the stockholders of Pyramid, pursuant to the Offer and the Merger, is fair from a financial point of view. We urge you to read the enclosed Schedule 14D-9 and the related tender offer materials carefully.

  On behalf of Pyramid's Board of Directors, I thank you for the support you have given to Pyramid over the years.

                                          Sincerely,

                                          /s/ Richard H. Lussier

                                          Richard H. Lussier
                                          Chairman and Chief Executive Officer